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FOR IMMEDIATE RELEASE
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August 3, 2009

Patient Portal Technologies, Inc. Announces Second Quarter 2009 Financial
Results

Baldwinsville, NY, August 3,2009 - Patient Portal Technologies, Inc. (OTCBB:
PPRG) (Patient Portal) announced today financial results for the quarter and six month period ended June 30, 2009.

Net revenues for the six months ended June 30, 2009 were $8.018 million representing a decrease of $.360 million over the comparable period revenue of $8.753 million for 2008. Revenue from Patient Services was a record $5.2 million, representing an increase of approximately $1.3 million or 32% over the comparable period revenue of $3.9 million. This increase was a result of new services as well as new customer relationships. Revenue from equipment sales was $2.827 million down from $4.8 million for the comparable period of 2008. The decrease in equipment revenue is attributable to a general slowdown in the first six months in hospital capital expenditures. Equipment revenues for the month of June 2009 were up significantly from the previous two months of the quarter and the trend into the third quarter is positive.

The net operating loss for the six month period was $285,000 compared to a net operating loss of $303,000 for the first quarter of 2008. The net loss, before extraordinary charges, for the period of 2009 was approximately $ 1.161 compared to $1.264 loss for the comparable period of 2008. A onetime restructuring charge of $2.6 million was recorded to reflect the write-off of the debt discount and deferred debt expense balances associated with the previously reported Dutchess Private Equities restructuring event. The majority of the charge was non-cash.

After subtracting interest, taxes, depreciation and amortization from the six month period of 2009, the Company earned approximately $ 444,000 on an EBITDA basis, an increase of $34,000 over the same period of 2008.

Net revenues for the quarter ended June 30, 2009 were $4.135 million representing a decrease of $.360 million over the comparable period revenue of $4.495 million for 2008. Revenue from Patient Services was a record $2.6 million, representing an increase of approximately $.500 million or 24% over the comparable period revenue of $2.1 million. This increase was a result of new services as well as new customer relationships. Revenue from equipment sales was $1.545 million down from $2.341 million for the comparable period of 2008.

The net operating loss for the quarter was $131,000 compared to a net operating loss of $9,000 for the first quarter of 2008. The net loss, before extraordinary charges, for the second quarter of 2009 was approximately $ 500,000 compared to the same approximate loss for the comparable period of 2008.



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After subtracting interest, taxes, depreciation and amortization from the first quarter of 2009, the Company earned approximately $ 226,000 on an EBITDA basis, an increase over the first quarter of 2009, compared to $ 344,000 on a similar basis of for the first quarter of 2008.

Management utilizes the EBITDA measurement as it reflects the Company's operating performance before unusual deductions for interest, depreciation and amortization which can mask true performance due to the nature of previous acquisitions and debt transactions. We believe that this information is useful for investors to fully understand the entire operating performance of the business.

The gross margin percentage also increased in quarter and the six month period to approximately 40% from the 2008 second quarter level of 36% and the six month period of 33%, as more of the company's new higher margin services are being deployed into the market and the mix of revenue shifts from equipment service revenues. Company CEO, Kevin Kelly commented, "We are very pleased with the continued success in the second quarter from patient service revenue results as well as the progress made with our internal operating improvements. We continue to see significant interest in new services that impact patient satisfaction and improve hospital efficiencies. While equipment revenues were under plan due to timing related issues, the market remains strong and we are confident that we will achieve our plan as the year progresses." He added ,"Our platform services are positioned to capitalize on the significant market trend toward improving patient satisfaction and we continue to be confident in our ability to gain market share in this area."

Patient Portal Technologies, Inc. assists hospitals in increasing financial performance by providing services that improve and enhance the patients experience before, during and after their hospital stay. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States

To view the website and obtain Company information go to http://www.patientportal.com.



Patient Portal Investor Relations Contact:

          Vanessa Loysen
          Patient Portal Investor Relations
          (315) 638-6708




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